UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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¨ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
¨ Definitive Additional Materials
¨ Soliciting Material Pursuant to SS.240.14a-12

CHINO COMMERCIAL BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EXPLANATORY NOTE

This amendment is being filed to include the form of proxy which was inadvertently omitted from the original filing.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 17, 2007

TO THE SHAREHOLDERS OF CHINO COMMERCIAL BANCORP:

     The Annual Meeting of Shareholders (the "Meeting") of Chino Commercial Bancorp (the "Company") will be held at the Los Serranos Country Club, 15656 Yorba Avenue, Chino Hills, California 91709 at 5:30 p.m., on Thursday, May 17, 2007.

       At the annual meeting, you will be asked to consider and vote on the following matters:

       1. Election of Directors. Electing the following nine persons to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified:

Dann H. Bowman		Richard G. Malooly
Linda M. Cooper		Richard J. Vanderpool
Pollyanna Franks		Bernard J. Wolfswinkel
H. H. Kindsvater		Thomas A. Woodbury, D.O.
Jeanette L. Young

     2. Transacting such other business as may properly come before the Meeting and at any and all adjournments thereof.

       The Board of Directors recommends that you vote in favor of the election of the above nominees.

     Only shareholders of record at the close of business on March 19, 2007 are entitled to notice of and to vote at the Meeting. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card in the postage paid envelope provided, so that as many shares as possible may be represented at the annual meeting. The vote of every shareholder is important and we will appreciate your cooperation in returning your executed proxy promptly. Each proxy is revocable and will not affect your right to vote in person if you attend the annual meeting. Please indicate on the proxy whether or not you expect to attend the annual meeting.

We appreciate your continuing support and look forward to seeing you at the annual meeting.

DATED: April 17, 2007

By Order of the Board of Directors

Jeanette L. Young

Secretary

CHINO COMMERCIAL BANCORP
14345 Pipeline Avenue
Chino, California 91710
(909) 393-8880

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 17, 2007

INTRODUCTION

     This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Meeting") of Chino Commercial Bancorp (the "Company") to be held at the Los Serranos Country Club, 15656 Yorba Avenue, Chino Hills, California 91709 at 5:30 p.m., on Thursday, May 17, 2007, and at any and all adjournments thereof.

     It is expected that this Proxy Statement and accompanying Notice will be mailed to shareholders on approximately April 17, 2007.

      The matters to be considered and voted upon at the Meeting will be:

     1. Election of Directors. To elect nine persons to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified.

     2. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

Revocability of Proxies

     A Proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person. Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the proxy holders whose names are set forth in the accompanying Proxy in accordance with the instructions on the Proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the Proxy will be voted in favor of the election of the nominees for directors set forth herein and, if any other business is properly presented at the Meeting, in accordance with the recommendations of the Board of Directors.

Solicitation of Proxies

     The solicitation of the Proxy accompanying this Proxy Statement is made by the Board of Directors of the Company, and the Company will bear the costs of such solicitation, including preparation, printing and mailing costs. The proxies will be solicited principally through the mails, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward these proxy solicitation materials to shareholders whose stock in the Company is held of record by such entities, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company may pay for and utilize the services of individuals or companies it does not regularly employ in connection with this solicitation of proxies, if management determines it advisable.

VOTING SECURITIES

     There were 722,468 shares of our common stock issued and outstanding on March 19, 2007, which has been set as the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock is necessary to constitute a quorum at the Meeting for the transaction of business. Abstentions and broker non-votes are each included in the determination of the number of shares present for determining a quorum but are not counted on any matters brought before the Meeting.

     Each shareholder is entitled to one vote on each proposal per share of common stock held as of the record date, except that in connection with the election of directors, the shares are entitled to be voted cumulatively if a candidate's or candidates' name(s) have been properly placed in nomination prior to the voting and a shareholder present at the Meeting has given notice of his or her intention to vote his or her shares cumulatively. If a shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between two or more nominees as he or she deems appropriate. The nine candidates receiving the highest number of votes will be elected. If cumulative voting is declared at the Meeting, votes represented by Proxies delivered pursuant to this Proxy Statement may be cumulated in the discretion of the proxy holders, in accordance with the recommendations of the Board of Directors. An abstention or broker non-vote will have the same effect as a vote against a director nominee and against any other matters submitted for shareholder approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Management knows of no person who owned beneficially more than 5% of the outstanding common stock of the Company as of March 19, 2007, except for Dann H. Bowman, who is a member of the Board of Directors. Information concerning the stock ownership of the Company’s executive officers, directors and nominees for director is set forth below under “ELECTION OF DIRECTORS.”

ELECTION OF DIRECTORS

     Our Bylaws currently provide that the number of directors shall be not fewer than seven nor more than thirteen until changed by a bylaw amendment duly adopted by the vote or written consent of our shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by a bylaw or amendment thereof or by a resolution duly adopted by the vote or written consent of our shareholders or by our Board of Directors. The Board currently consists of nine members, and the number of directors to be elected at the Meeting has been fixed at nine.

     The first nine persons named below, all of whom are present members of the Board of Directors, will be nominated for election to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. Votes will be cast pursuant to the enclosed Proxy in such a way as to effect the election of said nine nominees, or as many thereof as possible under applicable voting rules. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxy will be voted for the election of such substitute nominee, if any, as shall be designated by the Board of Directors. Management has no reason to believe that any nominee will become unavailable.

     The following table sets forth certain information as of March 19, 2007 with respect to (i) each of the persons to be nominated by the Board of Directors for election as directors, (ii) each of our directors and executive officers, and (iii) our directors and executive officers as a group:

				Common Stock
				Beneficially Owned on
			Year First	March 19, 2007
			Elected or		Vested	Percentage
Name, Address and	Principal Occupation		Appointed	Number	Option	of Shares
Offices Held with Company[1]	for the Past Five Years	Age	Director	of Shares[2]	Shares[3]	Outstanding[4]

Dann H. Bowman	President and	47	2006	36,282[7]	54,138	11.64%
President, Chief Executive	Chief Executive Officer,		(2000)[6]
Officer and Director	Chino Commercial Bancorp and
	Chino Commercial Bank, N.A.[5]

Linda M. Cooper	President,	60	2006	13,800[8]	5,897	2.71%
Director	Inland Empire Escrow, Inc.		(2000)[6]

Pollyanna Franks	President, Southern	56	2006	14,300	7,427	2.98%
Director	Hospitality Estates, Inc.[9]		(2000)[6]

H. H. Kindsvater	Retired (formerly	68	2006	28,307	4,945	4.57%
Vice Chairman of the Board	Chief Executive Officer,		(2000)[6]
	Hillview Acres Foster Home)

Richard G. Malooly	Owner, Re/Max Realty 100	67	2006	16,000	6,293	3.06%
Director	(Diamond Bar)		(2000)[6]

Richard J. Vanderpool	President, Cal Cover Products, Inc.	51	2006	9,900	6,620	2.27%
Director	(Spa Cover Manufacturer)		(2000)[6]

Bernard J. Wolfswinkel	Retired (formerly	73	2006	17,624	14,117	4.31%
Chairman of the Board	Sales Manager and Public		(2000)[6]
	Relations Representative,
	Western Waste Industries)

1 All offices held apply to both Chino Commercial Bancorp and Chino Commercial Bank, N.A. (the “Bank”) unless otherwise indicated. The business address of each of the directors and executive officers is 14345 Pipeline Avenue, Chino, California 91710.

2 Except as otherwise noted, may include shares held by or with such person's spouse (except where legally separated) and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee and primary beneficiary with sole voting and investment power (or shared power with a spouse); shares held in "street name" for the benefit of such person; or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.

3 Represents option shares which are vested pursuant to the Company’s Stock Option Plan. (See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year-End” and “Compensation of Directors.”) 4 This percentage is based on the total number of shares of our common stock outstanding, plus, for each person or group, the number of option shares which are vested pursuant to the Company's Stock Option Plan. (See “EXECUTIVE OFFICER AND DIRECTOR COMPENSATION – Outstanding Equity Awards at Fiscal Year-End” and “Compensation of Directors.”) 5 Mr. Bowman has served as President and Chief Executive Officer of Chino Commercial Bancorp since its inception in March 2006, and of Chino Commercial Bank, N.A. since its inception in 2000.

6 Year first elected or appointed a director of Chino Commercial Bank, N.A.

7 Includes 7,795 and 2,649 shares allocated to the accounts of Messrs. Bowman and Caberto, respectively, pursuant to the Company’s 401(k) Plan, as to which shares these individuals have pass-through voting rights and investment power.

8 Includes 5,250 shares held by the Inland Empire Escrow, Inc. 401(k) Profit Sharing Plan and Trust of which Ms. Cooper is the trustee; and 1,050 shares held by Ms. Cooper as trustee for seven grandchildren; as to all of which shares Ms. Cooper has sole voting and investment power.

9 Previously, Ms. Franks served as President and Chief Officer of Sunset Haven (Senior Housing and Services) in Ontario, California from 1992 to October 2003.

(Table and footnotes continued on following page.)

				Common Stock
				Beneficially Owned on
			Year First	March 19, 2007
			Elected or		Vested	Percentage
Name, Address and	Principal Occupation		Appointed	Number	Option	of Shares
Offices Held with Company[1]	for the Past Five Years	Age	Director	of Shares[2]	Shares[3]	Outstanding[4]
Thomas A. Woodbury, D.O.	Family Practice Physician	47	2006	21,375	8,622	4.10%
Director	and Surgeon		(2000)[6]
	(Inland’s Physician Service)

Jeanette L. Young	Realtor,	54	2006	11,250	5,831	2.35%
Director and	Century 21 King Office (Chino)		(2000)[6]
Corporate Secretary

Sandra F. Pender	Vice President	61	n/a	119[11]	–	0.02%
Vice President	and Chief Financial Officer,
and Chief Financial Officer	Chino Commercial Bancorp and
	Chino Commercial Bank, N.A.[10]

Roger Caberto	Senior Vice President	60	n/a	2,949 [7]	–	0.37%
Senior Vice President	and Chief Credit Officer,
and Chief Credit Officer	Chino Commercial Bank, N.A.[12]

Directors and				171,906	113,890	34.17%
Executive Officers
as a Group (11 persons)

CORPORATE GOVERNANCE

General

     The Board of Directors believes that it is important to encourage the highest level of corporate ethics and responsibility. In this regard, we have fully implemented all of the corporate governance requirements of the SEC.

Code of Ethics

     We have adopted a Code of Ethics which applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interests. Under the terms of the Code of Ethics, directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Code of Ethics may be found on our web site, “www.chinocommercialbank.com” under the topic “Investor

(Certain footnotes appear on previous page.)

10 Ms. Pender has served as Vice President and Chief Financial Officer of the Company and the Bank since September 2006. Previously, she served as Vice President for Manufacturers Bank, headquartered in Los Angeles, California, from 2003 to September 2006, and as First Vice President and Controller of Tokai Bank of California in Los Angeles from 1976 to 2001.

11 Consists entirely of shares allocated to Ms. Pender’s account pursuant to the Company’s 401(k) Plan, as to which shares she has pass-through voting rights and investment power.

12 Mr. Caberto was appointed Senior Vice President and Chief Credit Officer of the Bank in September 2004. Previously, he served as Vice President and Chief Credit Officer since August 2000.

Relations.” We intend to post notice of any waiver from, or amendment to, any provision of our Code of Ethics on this web site.

Procedures for Reporting Concerns about Accounting, Internal Accounting Controls or Auditing Matters

     As a mechanism to encourage compliance with the Code of Ethics, we have established procedures for (i) receiving, retaining and addressing complaints received regarding accounting, internal accounting controls or auditing matters; (ii) allowing employees to anonymously report any problems they may detect with respect to such matters; and (iii) reporting any suspected violations of the Code or of law. The Code of Ethics also prohibits the Company from retaliating against any director, officer or employee who makes a good faith report of a suspected violation of the Code or of law (even if the report is mistaken), or against anyone who assists in the investigation of a reported violation.

Director Independence

     The overwhelming majority of the members of our Board of Directors have historically been independent, and our Audit and Compensation Committees are comprised solely of independent directors in accordance with applicable SEC and Nasdaq requirements. The Board has determined that all of its directors, other than the President and Chief Executive Officer, are “independent” as that term is defined by the Nasdaq rules.

Director Attendance

     Board and Committee Meeting Attendance. During the period from March 2 (date of incorporation) through December 31, 2006, our Board of Directors held a total of seven meetings. Each incumbent director who served as a director of the Company during this period attended at least 75% of the aggregate of (1) the total number of such meetings, and (2) the total number of meetings held by all committees of the Board on which such director served during this period, except director Vanderpool, who attended 71% of such meetings.

     Director Attendance at Annual Meetings of Shareholders. The Board believes it is important for all directors to attend the annual meeting of shareholders in order to show their support for the Company and to provide an opportunity for shareholders to communicate any concerns to them. Our policy is that all directors are expected to attend each annual meeting of shareholders unless personal or family illness or other compelling personal or business circumstances prevent attendance. All but one of our directors attended our annual meeting of shareholders in 2006.

Shareholder Communications with Board of Directors

     Shareholders may communicate with the Board of Directors or with any individual director by mailing a communication to our principal executive offices addressed to the Board of Directors or to the individual director. All of such communications, except those clearly of a marketing nature, will be forwarded unopened directly to the appropriate director or presented to the full Board of Directors at the next regularly scheduled Board of Directors’ meeting.

Director Nomination Procedures, Qualifications and Related Matters

     Procedure for Consideration of Director Nominees. As indicated below under “COMMITTEES OF THE BOARD,” the Company does not have a standing nominating committee, and nominations for directors are instead made by the full Board. We do not pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Board of Directors does not have a separate charter concerning the director nomination process, but has adopted the following policies and procedures concerning this process by Board resolution:

     Prior to making any decisions concerning the nomination of directors for each year’s annual meeting, the Board shall (i) evaluate the performance, attendance records of, and any loans or other transactions between Chino Commercial Bancorp or Chino Commercial Bank, N.A. (the “Bank”) and each of the current Board members proposed for reelection, and on that basis consider the appropriateness of such members standing for reelection; (ii) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as directors of the Company; (iii) consider the need to augment Board for any specific purpose; (iv) review and consider any additional requests from outside parties to serve as directors; (v) if a new nominee is needed, determine the specific skills and experience desired in a new director; and (vi) in such case, identify potential nominees who have such skills and experience, determine whether the potential nominees are shareholders of the Company, investigate the potential nominee's background, develop personal knowledge about the candidate, develop a consensus of the directors with respect to which potential nominee would be best suited for the position, determine whether the candidate is interested, and vote on the nomination.

     In identifying and evaluating potential nominees, the Board shall consider recommendations from directors, officers and employees of Chino Commercial Bancorp and the Bank, as well as persons recommended by our shareholders, and shall evaluate persons recommended by directors, officers or employees in the same manner as those recommended by shareholders in selecting Board nominees.

     In considering possible candidates for election as a director, the Board shall be guided by the principle that each director should: (i) be an individual of the highest ethical character and integrity; (ii) have substantial experience which is of particular relevance to the Company; (iii) have the ability and willingness to devote sufficient time to the affairs of the Company; (iv) have a meaningful financial stake in the Company so as to assure that every director’s interests are aligned with those of the shareholders; (v) be knowledgeable about the business activities and market areas in which the Company does business; (vi) have an excellent personal and professional reputation in and commitment to one or more communities in which the Company does business; (vii) serve or have served as chief executive officer or in another position of active leadership with a business or professional interest located within the market areas served by the Company; (viii) have an inquiring mind, a willingness to ask hard questions, and the ability to work constructively with others; (ix) have no conflict of interest that would interfere with his or her performance as a director; and (x) have the capacity and desire to represent the best interests of the shareholders as a whole and not primarily a specific interest group or constituency. While the Board believes that every director should possess as many as possible of the above attributes, the Board has not established any specific group of such attributes as “minimum qualifications” for serving as a director.

     The Board also believes that the ability of any director to work in a harmonious, friendly, cooperative manner is perhaps one of the most important attributes of a bank director. Accordingly, in considering the desirability of any particular candidate as a potential director, the Board shall also consider the fit of the individual's skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company. Tardiness, rancor, bitterness, back-biting, gossiping and any other personal behaviors which tend to lead to dissension, friction, or fighting among the members will be considered valid grounds for rejecting any proposed, or sitting, director from nomination for future service.

     Consideration of Shareholder Recommendations. In considering any additional requests from outside parties to serve as directors, including parties recommended by shareholders, the Board shall follow the same principles outlined above, and shall request of any potential nominee such information as the Board deems necessary to evaluate that individual’s qualifications to serve as a director of the Company, including a completed Directors’ and Officers’ Questionnaire of the same type completed by each of the Company’s existing directors and executive officers each year in connection with the preparation of the Company’s proxy materials, in order to enable the Board to properly evaluate such person’s qualifications and to be aware of any information concerning such person which might require disclosure to shareholders pursuant to the SEC rules concerning proxy statements.

     A shareholder wishing to submit recommendations for director candidates for election at an annual meeting of shareholders must do so in writing by December 15th of the previous calendar year, and must include the following in the written recommendation: (i) a statement that the writer is a shareholder and is proposing a candidate for consideration; (ii) the name and contact information for the candidate; (iii) a statement of the candidate's business and educational experience; (iv) information regarding the candidate’s qualifications to be director; (v) the number of shares of the Company’s stock owned either beneficially or of record by the candidate and the length of time such shares have been so owned; (vi) the written consent of the candidate to serve as a director if nominated and elected; (vii) information regarding any relationship or understanding between the proposing shareholder and the candidate; (viii) a statement that the proposed candidate has agreed to furnish to the Company all information (including the completion of a Directors’ and Officers’ Questionnaire as described above) as the Company deems necessary to evaluate such candidate’s qualifications to serve as a director; and (ix) as to the shareholder giving the notice (a) the name and address of the shareholder and (b) the number of shares of the Company’s stock which are owned beneficially or of record by the shareholder.

     Nominations by Shareholders. The procedures for nominating directors (as opposed to making recommendations to the Board), other than by the Board of Directors itself, are set forth in the Company’s Bylaws, which provide in pertinent part as follows:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the Corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the Corporation no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2(d) of these Bylaws; provided, however, that if only 10 days' notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the Corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (A) the name and address of each proposed nominee; (B) the principal occupation of each proposed nominee; (C) the number of shares of voting stock of the Corporation owned by each proposed nominee; (D) the name and residence address of the notifying shareholder; and (E) the number of shares of voting stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each such nominee.”

COMMITTEES OF THE BOARD

Audit Committee

     General. The Board of Directors has, among others, a standing Audit Committee, consisting of directors Kindsvater (Chairman), Cooper, Franks, Wolfswinkel and Woodbury, each of whom is an independent director as defined by the rules of Nasdaq. No member of the Audit Committee, other than in his or her capacity as a member of the Board of Directors or the Audit Committee, may accept any consulting, advisory or other compensatory fee from the Company. The purpose of the Audit Committee, which met four times during 2006, is to review the reports of the outside auditors of the Company in order to fulfill the legal and technical requirements necessary to protect the directors, shareholders, employees and depositors of the Company. In addition, it is the responsibility of the Audit Committee to select the Company’s independent accountants and to make certain that the independent accountants have the necessary freedom and independence to examine all Company records. The Audit Committee also reviews the scope of independent and internal audits and assesses the results. Each February, the Audit Committee reviews the results of the independent public accountants’ audit before the earnings report is released publicly. The Audit Committee periodically reviews the Company's accounting and financial operations, including the adequacy of the Company's financial and accounting personnel, and pre-approves all audit and permissible non-audit services to be performed by the independent accountants, with certain de minimis exceptions. The Audit Committee also has ultimate responsibility for determining matters of interpretation with respect to the audit and accounting related portions of our Code of Ethics, and for making all final decisions concerning any disciplinary actions relating to those portions of the Code. While the Board believes that each member of the Audit Committee is highly qualified to discharge his or her duties, the Board has not designated any particular member of the Audit Committee as an “audit committee financial expert” under the SEC’s rules.

     Audit Committee Charter. The Board of Directors has adopted an Audit Committee charter, which outlines the purpose of the Audit Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.chinocommercialbank.com” under the topic “Investor Relations.”

     Audit Committee Report. The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2006. The committee has discussed with the Company's independent public accountants, which are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, including their judgments as to the quality of the Company's financial reporting. The committee has received from the independent public accountants written disclosures and a letter as required by the Independence Standards Board, Standards No. 1, as amended, and discussed with the independent public accountants the firm’s independence from management and the Company. In considering the independence of the Company's independent public accountants, the committee took into consideration the amount and nature of the fees paid the firm for non-audit services, as described on page 13 below.

     In reliance on the review and discussions described above, the committee recommends to the Board of Directors that the year-end audited financial statements be included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006 for filing with the SEC.

Submitted by:

H. H. Kindsvater, Chairman

Linda M. Cooper	Bernard J. Wolfswinkel
Pollyanna Franks	Thomas A. Woodbury, D.O.

Nominating Committee

     The Board does not have a standing Nominating Committee, as the Board of Directors is composed almost entirely of independent directors, and is sufficiently small as to make action by committee unnecessary for purposes of managing nominations. It is the policy of the Board of Directors that all members of the Board of Directors participate in the nomination of directors, in order that the broadest viewpoints and perspectives may be brought into the evaluation of sitting directors, the decision whether to invite new directors and the determination, and the evaluation of potential candidates for nomination as director. The specific procedures and criteria which the Board follows and considers in making its decisions concerning nominations for directors are described above under “CORPORATE GOVERNANCE – Director Nomination Procedures, Qualifications and Related Matters.”

Compensation Committee

     General. The Board also has a Compensation Committee, of which directors Franks (Chairman), Vanderpool and Woodbury are members. The Compensation Committee met once during 2006. All of the members of the Compensation Committee are “independent” under the Nasdaq rules. The primary functions of the Compensation Committee, which met once during 2006, are to (i) oversee and make recommendations to the Board of Directors concerning the compensation of the Chief Executive Officer; (ii) consider and make recommendations to the Board of Directors concerning compensation for non-

employee directors, as well any incentive compensation plans and equity-based plans in which directors and Chief Executive Officer may participate; (iii) evaluate the performance of our Chief Executive Officer in light of our goals and objectives, and make recommendations to the Board of Directors concerning the Chief Executive Officer’s compensation levels based on this evaluation, consistent with the terms of such employment agreement as may approved by the Board of Directors and be in effect from time to time; (iv) annually review and make recommendations to the Board concerning the compensation arrangements for the Chief Executive Officer; and (v) review and make recommendations to the Board concerning any employment agreements, salary continuation agreements or other contractual arrangements with any officers. The Committee also has ultimate responsibility for determining matters of interpretation with respect to the non-audit or accounting related portions of our Code of Ethics, and reviews compensation for all officers and staff on an annual basis.

     Compensation Committee Charter. The Board of Directors has adopted a Compensation Committee charter, which outlines the purpose of the Compensation Committee, delineates the membership requirements and addresses the key responsibilities of the Committee. The charter may be found on our web site, “www.chinocommercialbank.com” under the topic “Investor Relations.”

     Compensation Committee Processes and Procedures. The Compensation Committee meets annually, in order to (i) review the performance and compensation of the Chief Executive Officer, and (ii) review the compensation of the Bank’s officers and staff. As part of its review, the Committee considers relevant market practices by reviewing the data on peer companies of similar size, growth potential and market area as reported in the results of an annual compensation and benefits survey conducted by the California Bankers Association. In determining the compensation for the Chief Executive Officer, the Committee also utilizes the SNL Executive Compensation Review of banks and thrifts of similar asset size in order to set his compensation at levels competitive with the Company’s peer institutions. The Committee does not use compensation consultants in making its compensation decisions, and instead relies primarily on the peer group analyses discussed above.

     The last meeting of the committee was held in July 2006 to consider the renewal of the Chief Executive Officer’s employment contract, and to review the performance and compensation of the Company’s officers and staff. The Chief Executive Officer did not participate in the discussion or approval of his contract, and the Committee recommended to the full Board that the contract be renewed on the terms presented (see “Employment Agreement”).

     The Compensation Committee, in conjunction with senior management, also periodically reviews and performs an analysis of non-employee director compensation for the purpose of determining the appropriateness and level of such compensation. In its review, the Compensation Committee looks to ensure that the compensation is fair and reasonably commensurate to the amount of work required both from the individual directors as well as from the Board in the aggregate. The analysis includes examining certain published reports, most notably annual compensation and benefits survey conducted by the California Bankers Association. The Compensation Committee then submits its recommendations to the Board of Directors, which considers the recommendation and either approves or amends the compensation levels, or delays a modification until some future period.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its 2006 fiscal year, no director, executive officer or beneficial owner of 10% or more of the Company's common stock failed to file, on a timely basis, reports required during or with respect to 2006 by Section 16(a) of the Securities Exchange Act of 1934, as amended, except that Mr. Malooly inadvertently failed to timely file a report on Form 4 with respect to one small purchase in 2006.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary Executive Compensation Information

     The following table sets forth certain summary compensation information with respect to the Company’s Chief Executive Officer and its only other executive officer other whose total compensation for the fiscal year ended December 31, 2006, exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

				Non-Equity
				Incentive Plan	Option	All Other
Name and Principal Position	Year	Salary[13]	Bonus	Compensation[14]	Awards[15]	Compensation[16]	Total

Dann H. Bowman	2006	$147,400	–	$50,478	–	$17,718	$215,196
President and
Chief Executive Officer

Roger Caberto	2006	$103,333	$5,900	–	–	$30,464	$139,697
Senior Vice President
and Chief Credit Officer

Outstanding Equity Awards at Fiscal Year-End

     No stock options were granted to or exercised by the Named Executive Officers during 2006. The following table provides information with respect to outstanding equity awards held by the Named Executive Officers at December 31, 2006:

13 Salary figures include amounts deferred pursuant to the Company’s 401(k) Plan (the “401(k) Plan”). The 401(k) Plan permits participants to contribute a portion of their annual compensation on a pre-tax basis (subject to a statutory maximum), which contributions vest immediately when made. The Company's policy, for employees with more than 1,040 hours of service per year, is to match 100% of employee contributions which do not exceed 3% of such employee's annual compensation, and 50% of employee contributions which exceed 3% but do not exceed 5% of such employee's annual compensation, which contributions also vest immediately when made. Participants have discretion to invest their 401(k) account funds in a variety of investment alternatives, including shares of the Company’s common stock.

14 The non-equity incentive plan compensation for Mr. Bowman was based on the formula in his employment agreement (see “Employment Agreement”).

15 No options were granted in 2006 and no amounts were expensed under FAS 123R for the fiscal year concerning options granted in prior years, as all options currently outstanding to the Named Executive Officers under the Company’s stock option plan are fully vested (see “Outstanding Equity Awards at Fiscal Year-End”).

16 Consists of the salary continuation agreement accruals in the amounts of $13,342 and $25,463 expensed by the Company for Messrs. Bowman and Caberto, respectively; employer contributions to these individuals’ accounts pursuant to the 401(k) Plan; and term life insurance premiums. (See “Salary Continuation Agreements.”) No other individual amounts are shown as no other single item amounted to more than $10,000.

	Outstanding Equity Awards at Fiscal Year-End[17]

	Number of Shares	Number of Shares
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options –	Options –	Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date
Dann H. Bowman	45,413	–	$6.67	07/13/10
	1,226	–	8.67	02/19/13
	7,500	–	11.83	06/30/13

Roger Caberto	–	–	n/a	n/a

17 Options are for terms of ten years and the exercise price is the fair market value of the stock on the date of grant. While unvested options would accelerate in the event of a change in control of the Company, all options currently outstanding under the Company’s stock option plan are fully vested. Options terminate in the event of termination of employment, with the time period for exercise of the vested portion depending on the reason the service ceases. In the case of termination for cause, the options expire immediately.

Employment Agreement

     The Company has entered into an Employment Agreement with Dann H. Bowman for a term of three years commencing July 1, 2006, at an annual base salary of $160,000 for the first year, $168,000 for the second year and $176,400 for the third year of the term (the "Agreement"). Under the Agreement, Mr. Bowman is entitled to an incentive bonus equal to 5% of the Company’s after-tax profits. The Agreement also provides for discretionary bonuses, the issuance of stock options, an automobile allowance, expense reimbursement, and customary medical insurance coverage. In the event Mr. Bowman's employment is terminated without cause, he will receive a lump sum payment equal to the lesser of eighteen months' severance pay or the balance due under the Agreement, but in no event less than six months' salary, and if such termination occurs within 60 days of the end of a fiscal year, the Board must consider payment of a pro rata bonus. If Mr. Bowman is terminated or constructively terminated in connection with or following a merger or change in control of 25% or more of the Company’s stock (subject to certain exceptions), he will be entitled to the same benefits as in the case of actual termination without cause described above.

Salary Continuation Agreements

     The Company entered into a salary continuation agreement with Mr. Bowman in 2004 which provides an annual benefit of $44,000 per year for ten years upon retirement at age 65, provided he remains employed by the Company until retirement. In the event of death prior to retirement while still employed by the Company, his beneficiary will receive a lump sum death benefit in the amount of approximately $318,000; and (ii) in the event of a merger or change in control of 25% or more of the Company’s stock (subject to certain exceptions), if Mr. Bowman is actually or constructively terminated in connection with or within one year following such event, he will be fully vested in his retirement benefits. However, the amount of any benefits to be paid under Mr. Bowman’s salary continuation agreement in the event of a merger or other change in control would be limited to the amounts allowed as deductible payments pursuant to Section 280G of the Internal Revenue Code. All benefits would cease in the event of termination for cause, and if Mr. Bowman’s employment were to end due to disability, voluntary termination or termination without cause, he would receive an annual retirement benefit based on the percentage of total retirement benefits which had vested under his agreement as of the termination date. Such benefits vest at the rate of 14% per year beginning in February 2005 in the case of disability or termination without cause; and at the rate of 0% for the first five years, and 14% per year beginning in February 2010 in the case of voluntary termination. In addition, in accordance with a split dollar agreement entered into simultaneously with the salary continuation agreement, in the event of death after retirement, Mr. Bowman’s beneficiary shall still receive the full lump sum death benefit in addition to all retirement benefits paid at the time of death, except that if the amounts being paid under the salary continuation agreement represented only a portion of the total benefits due thereunder because the benefits were not fully vested, then the amount of the death benefit would be proportionally adjusted to reflect the same percentage as the proportion of salary continuation payments being made at the time of death.

     The Company also entered into a salary continuation agreement and split dollar agreement with Roger Caberto in 2004, containing the same material terms as Mr. Bowman’s salary continuation agreement, except that (i) the amount of the annual benefits for Mr. Caberto will be $32,000; (ii) the amount of the lump sum death benefit (subject to adjustment as described above) will be approximately $231,000; and (iii) in the event of voluntary termination, Mr. Caberto will be fully vested in 2011 due to his reaching retirement age.

     The Company accrues monthly for the post-retirement benefit obligations under the salary continuation agreements in a systematic and orderly way using an appropriate discount rate. The Company also purchased single premium life insurance policies when the salary continuation agreements were originally established, in part to provide tax advantaged income to offset the annual cost of the accruals. These policies name Chino Commercial Bank, N.A. as beneficiary and the proceeds or cash surrender value of the policies will ultimately reimburse the Company for its original investments in the policies, as well as for payments made under the salary continuation agreements. The amounts expensed for the Named Executive Officers for the salary continuation agreements in 2006, which are set forth in the

Summary Compensation Table in “Summary Executive Compensation Information” above, were more than offset by such tax advantaged income.

Compensation of Directors

     Non-employee directors receive $500 per month, and the Chairman, Vice Chairman and Secretary of the Board receive $850, $750 and $600 per month, respectively, for their service on the Board of Directors. In addition, all non-employee directors receive $120 per Board meeting attended, plus $120 per meeting for attendance at each meeting of a Board committee of which they are a member.

     The table below summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2006. Compensation paid to Mr. Bowman, the only director who is also a Named Executive Officer, is set forth above in the various sections concerning compensation paid to Named Executive Officers.

Director Summary Compensation Table

	Fees Earned or
Name	Paid in Cash	Total

Linda M. Cooper	$ 7,800	$ 7,800
Pollyanna Franks	7,920	7,920
Gregg C. Gibson[18]	8,650	8,650
H. H. Kindsvater	10,740	10,740
Richard G. Malooly	8,880	8,880
Richard J. Vanderpool	8,400	8,400
Bernard J. Wolfswinkel	12,960	12,960
Thomas A Woodbury, M.D.	7,800	7,800
Janette L. Young	7,440	7,440

     The Company did not grant any stock options to non-employee directors in 2006. During 2006, Mr. Kindsvater exercised options covering a total of 11,500 shares, realizing a value of $172,920 upon exercise.19 As of December 31, 2006, each non-employee director held fully exercisable options to purchase the following numbers of shares: with expiration dates in 2010 or 2013: Ms. Cooper: 5,897 shares; Ms. Franks: 7,427 shares; Mr. Gibson: 0 shares; Mr. Kindsvater: 4,946 shares; Mr. Malooly: 6,923 shares; Mr. Vanderpool: 6.620 shares; Mr. Wolfswinkel: 14,117 shares; Dr. Woodbury: 8,623 shares; and Ms. Young: 5,831 shares. Information concerning stock options held by Mr. Bowman, who is also a Named Executive Officer, is set forth above under “Outstanding Equity Awards at Fiscal Year-End.”

RELATED PARTY TRANSACTIONS

     Some of the executive officers, directors and principal shareholders of the Company and the companies with which they are associated have been customers of, and have had banking transactions with the Bank in the ordinary course of the Bank’s business since January 1, 2006, and the Bank expects to continue to have such banking transactions in the future. All loans and commitments to lend included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness, and

18 Mr. Gibson resigned as a director on February 27, 2007.

19 Represents the excess of the aggregate fair market value over the aggregate exercise price of the shares at the time of exercise.

in the opinion of Management, did not involve more than the normal risk of repayment or present any other unfavorable features.

     On February 26, 2007, pursuant to the Company’s stock repurchase plan which was implemented in October 2006, the Company repurchased 75,020 shares of its common stock from Gregg C. and Judith M. Gibson in a private transaction. As indicated in the Form 8-K and related press release concerning the stock repurchase plan filed in October 2006, the repurchase plan covered a total of up to $3 million worth of the Company’s outstanding shares over a twelve month period, and it was anticipated at that time that certain non-employee directors would sell a significant amount of the Company’s stock in the repurchase program.

     The aggregate purchase price of the transaction was $1,650,440, or $22.00 per share. In connection with this transaction, the Board of Directors retained the services of Carpenter & Company, an investment banking firm specializing in financial institutions based in Irvine, California, to provide an analysis of the value of the shares in question. Based on this analysis and other information available to the Board of Directors, the Board concluded that the transaction was fair to the Company and in the best interests of its shareholders. The terms of the transaction were approved by the Company’s Board of Directors, with Mr. Gibson abstaining.

     Prior to this transaction, Mr. Gibson was a member of the Company’s Board of Directors and, together with his wife, were the Company’s single largest shareholder. The sale represented all of the Company’s shares owned by Mr. and Mrs. Gibson. Following the sale of the shares, on February 27, 2007, Mr. Gibson resigned from the Boards of Directors of Chino Commercial Bancorp and the Bank.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee has appointed Hutchinson and Bloodgood LLP (“Hutchinson”) as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Hutchinson audited our financial statements for the fiscal year ended December 31, 2006, and have been our accountants since inception. It is anticipated that a representative or representatives of Hutchinson and Bloodgood will be present at the Meeting and will be available to respond to appropriate questions.

Fees

     The aggregate fees billed by Hutchinson for the fiscal years ended December 31, 2006 and 2005, were as follows:

	2006[20]	2005[20]
Audit fees	$ 47,615	$ 45,500
Audit related fees	–	–
Tax fees	6,000	4,868
All other fees	7,500[21]	960 [21]
Total	$ 61,115	$ 51,328

     None of the fees paid to our independent auditors during 2006 and 2005 were paid under the de minimis safe harbor exception from pre-approval requirements. The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining Hutchinson’s independence.

20 As the holding company reorganization was completed effective July 1, 2006, fees charged for services rendered in 2005 and the first six months of 2006 were for the Bank only (except for fees relating to the holding company reorganization), and the remaining fees charged for 2006 were for the Company on a consolidated basis.

21 For 2005, consists of fees related to discussions concerning compliance with the internal control provisions of the Sarbanes-Oxley Act of 2002; for 2006, consists of fees relating to the holding company reorganization.

PROPOSALS OF SHAREHOLDERS

     Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal concerning the Company’s 2008 Annual Meeting of Shareholders must be submitted by a shareholder prior to December 18, 2007 in order to qualify for inclusion in the proxy statement relating to such meeting. The submission by a shareholder of a proposal does not guarantee that it will be included in the proxy statement. Shareholder proposals are subject to certain regulations and requirements under the federal securities laws.

     The persons named as proxies for the 2008 Annual Meeting of Shareholders will have discretionary authority to vote on any shareholder proposal which is not included in the Company’s proxy materials for the meeting, unless the Company receives notice of the proposal by March 3, 2008. If proper notice is received by that date, the proxy holders will not have discretionary voting authority except as provided in federal regulations governing shareholder proposals.

OTHER MATTERS

     Management does not know of any matters to be presented to the Meeting other than those set forth above. However, if other matters properly come before the Meeting, it is the intention of the persons named in the accompanying Proxy to vote said Proxy in accordance with the recommendations of the Board of Directors, and authority to do so is included in the Proxy.

DATED: April 17, 2007

CHINO COMMERCIAL BANCORP

Dann H. Bowman

President and Chief Executive Officer

A COPY OF OUR 2006 ANNUAL REPORT ON FORM 10-KSB INCLUDING FINANCIAL STATEMENTS (BUT WITHOUT EXHIBITS) FILED WITH THE SEC IS INCLUDED AS PART OF OUR ANNUAL REPORT TO SHAREHOLDERS WHICH IS BEING SENT TO SHAREHOLDERS TOGETHER WITH THIS PROXY STATEMENT. IF A SHAREHOLDER DESIRES COPIES OF THE EXHIBITS TO THE REPORT, THEY WILL BE PROVIDED UPON PAYMENT BY THE SHAREHOLDER OF THE COST OF FURNISHING THE EXHIBITS TOGETHER WITH A WRITTEN REQUEST TO CHINO COMMERCIAL BANCORP, 14345 PIPELINE AVENUE, CHINO, CALIFORNIA 91710, ATTENTION: SANDRA F. PENDER.

REVOCABLE PROXY

CHINO COMMERCIAL BANCORP

ANNUAL MEETING OF SHAREHOLDERS – May 17, 2007

     The undersigned shareholder(s) of Chino Commercial Bancorp (the "Company") hereby nominates, constitutes and appoints Dann H. Bowman, H. H. Kindsvater and Bernard J. Wolfswinkel, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of Chino Commercial Bancorp which the undersigned is entitled to vote at the Company’s Annual Meeting of Shareholders to be held at the Los Serranos Country Club, 15656 Yorba Avenue, Chino Hills, California 91709 on Thursday, May 17, 2007 at 5:30 p.m., and any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

     1. Election of Directors. Authority to elect the following nine persons to serve as directors until the next Annual Meeting of Shareholders and until their successors are elected and have qualified: Dann H. Bowman, Linda M. Cooper, Pollyanna Franks, H. H. Kindsvater, Richard G. Malooly, Richard J. Vanderpool, Bernard J. Wolfswinkel, Thomas A. Woodbury, D.O. and Jeanette L. Young.

¨ AUTHORITY GIVEN ¨ AUTHORITY WITHHELD To vote for all nominees To vote for all nominees. (except as indicated to the contrary below).

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S), PLEASE STRIKE THE INDIVIDUAL'S NAME(S) FROM THE LIST ABOVE.)

     2. To transact such other business as may properly come before the Meeting and at any adjournment or adjournments thereof. Management at present knows of no other business to be presented by or on behalf of the Company or its Board of Directors at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "AUTHORITY GIVEN" FOR PROPOSAL 1. THE PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IF NO INSTRUCTIONS ARE GIVEN, THE PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED "AUTHORITY GIVEN" FOR PROPOSAL 1.

IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

PLEASE SIGN AND DATE ON REVERSE SIDE.

PLEASE SIGN AND DATE BELOW.

(Number of Shares)	Dated: ________________________

(Please Print Name)	(Signature of Shareholder)

(Please Print Name)	(Signature of Shareholder)

(Please date this Proxy and sign your name
as it appears on your stock certificates.
Executors, administrators, trustees, etc.,
should give their full titles. All joint owners
should sign.)

I (We) do _____ do not _____ expect to
attend the Meeting.

Number of persons: ________________